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                                        Exhibit 5
BOSE McKINNEY & EVANS
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46240
(317) 684-8000

August 26, 1994

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana 46240

Dear Sirs:

We are acting as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company") in connection with the shelf registration by the Company of $320,000,000 in maximum aggregate offering price of (i) shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"),
(ii) shares of the Company's preferred stock, par value $.01 per share ("Preferred Stock") and (iii) debt securities of the Company ("Debt Securities"). The Common Stock, Preferred Stock and Debt Securities are the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that:

(1) The Common Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the shares of Common Stock have been issued, delivered, and paid for, such shares of Common Stock will be legally issued, fully paid, and nonassessable.


(2) The Preferred Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1993 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company's board of directors has adopted and the Company has duly filed with the Indiana Secretary of State an amendment to its amended and restated articles of incorporation establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof and (c) the shares of Preferred Stock have been issued, delivered, and paid for, such shares of Preferred Stock will be legally issued, fully paid, and nonassessable.

(3) The Debt Securities have been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1993 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Debt Securities have been issued and delivered for value, such Debt Securities will be legally issued and will be binding obligations of the Company.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions. We consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, on Form S-3 filed under the Securities Act of 1933 relating to the Common Stock, Preferred Stock and Debt Securities.

Very truly yours,

BOSE McKINNEY & EVANS